Exhibit 10.5

AVIDIA BANK

DEFINED CONTRIBUTION PLAN

FOR ROBERT COZZONE

Effective March 1, 2023

2.19	Separation from Service	3

2.20	Small Benefit	4

2.21	Specified Employee	4

2.22	Years of Participation	4

Article III - PARTICIPATION AND ACCOUNTS		4

3.1	Participation	4

3.2	Bank Contributions to Deferral Account	4

Article IV - VESTING AND FORFEITURE		5

4.1	Vesting	5

4.2	Forfeiture of Bank Contributions	5

Article V - EARNINGS		6

5.1	Earnings on Deferral Account	6

5.2	Statement of Deferral Account	6

Article VI - DISTRIBUTIONS FROM THE PLAN		6

6.1	Benefit upon Separation from Service after Attainment of Normal Retirement Age	6

6.2	Benefit upon Separation from Service prior to Attainment of Normal Retirement Age	6

6.3	Time of Payment	7

6.4	Benefit upon Death	7

6.5	Benefit upon a Disability	7

6.6	Small Benefit	7

6.7	Delayed Payments	8

6.8	Withholding and Payroll Taxes	8

6.9	Payment to Guardian	8

6.10	Change in Time of Payment	8

Article VII - BENEFICIARY DESIGNATION		8

7.1	Beneficiary Designation	8

7.2	Changing Beneficiary	9

7.3	No Beneficiary Designation	9

7.4	Effect of Payment	9

Article VIII - ADMINISTRATION		9

8.1	Administration	9

8.2	Agents	9

8.3	Binding Effect of Decisions	10

Article IX - CLAIMS PROCEDURE		10

9.1	Claim Procedures	10

Article X - AMENDMENT AND TERMINATION OF PLAN		12

Article XI - MISCELLANEOUS		12

11.1	Unfunded Plan	12

11.2	Unsecured General Creditor	12

11.3	Trust Fund	12

11.4	Nonassignability	12

11.5	Not a Contract of Employment	13

11.6	The Executive’s Cooperation	13

11.7	Governing Law	13

11.8	Validity	13

11.9	Gender	13

11.10	Successors	13

11.11	Notices	14

11.12	Compliance with Code Section 409A	14

11.13	Entire Agreement	14

SCHEDULE A	Beneficiary Designation

SCHEDULE B	Payment Form Election

AVIDIA BANK

DEFINED CONTRIBUTION PLAN FOR ROBERT COZZONE

ARTICLE I - PURPOSE

Avidia Bank, a bank organized and existing under the laws of The Commonwealth of Massachusetts (the “Bank”) hereby adopts the Avidia Bank Defined Contribution Plan for Robert Cozzone (the “Plan”) to provide supplemental funds upon retirement or death for Robert Cozzone (the “Executive”). The Plan is intended and shall be interpreted to comply with Code Section 409A and those provisions of the Employee Retirement Income Security Act of 1974, as amended, applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for the Executive.

ARTICLE II - DEFINITIONS

2.1	Administrative Committee

“Administrative Committee” shall mean the person or persons appointed to administer the Plan pursuant to Article VIII of the Plan.

2.2	Bank Contribution

“Bank Contribution” means the amount the Bank credits to the Executive’s Deferral Account accordance with Section 3.2 of the Plan. The initial amount credited for the first Plan Year shall be $355,038.00.

2.3	Beneficiary

“Beneficiary” means the person, persons or entity last designated by the Executive to receive any benefits payable after the Executive’s death pursuant to Article VII of the Plan.

2.4	Board or Board of Directors

“Board” or “Board of Directors” means the Board of Directors of the Bank.

2.5	Cause

“Cause” means willful refusal to perform duties reasonably assigned to the Executive by the Board that continues more than ten days after written notice to the Executive, deliberate dishonesty of the Executive with respect to the Bank, gross negligence, gross neglect, or the commission of a felony or gross misdemeanor, a material violation by the Executive of any of the Bank’s written employment policies, failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities after being instructed by the Bank to cooperate, or failure to preserve documents or other materials known to be relevant to such investigation, or the willful inducement of others to fail to cooperate or fail to produce documents or other materials, or issuance of an order of removal of the Executive by any regulatory authority having supervision over the Bank.

PAGE 1 - DEFINED CONTRIBUTION PLAN FOR ROBERT COZZONE

2.6	Change in Control

“Change in Control” means a change in control of the Bank, as described in Code Section 409A(a)(2)(A)(v) and the regulations promulgated thereunder.

2.7	Code

“Code” means the Internal Revenue Code of 1986, as amended, and including all guidance and regulations promulgated thereunder.

2.8	Compensation

“Compensation” means the Executive’s base salary and bonus paid by the Bank in a calendar year, including any amount contributed by the Bank on the Executive’s behalf pursuant to a salary reduction agreement and that is not includable in the Executive’s gross income under Code Sections 125, 132(f), 402(e)(3) and 402(h), and excluding any taxable employee benefits of any kind that are not excluded from gross income under Code Section 132.

2.9	Deferral Account

“Deferral Account” means the account established to record Bank contributions and any earnings credited thereto.

2.10	Disability

“Disability” and “Disabled” mean the Executive is:

(a) Unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

(b) By reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank; or

(c) Determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.

The Administrative Committee will determine whether or not an the Executive has incurred a Disability under subsections (a) and (b) above based on such evidence as it deems necessary or appropriate.

PAGE 2 - DEFINED CONTRIBUTION PLAN FOR ROBERT COZZONE

2.11	Distribution Election

“Distribution Election” is the election the Executive makes as to either form of payment or time of payment, or both, under the provisions of Article VI with respect to his Deferral Account. Distribution Elections made pursuant to Article VI shall be irrevocable on March 1, 2023, except as may be provided in Section 6.10.

2.12	Effective Date

“Effective Date” means March 1, 2023.

2.13	ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and including all guidance and regulations promulgated thereunder.

2.14	Final Average Compensation

“Final Average Compensation” means the average of the highest three (3) years of the Executive’s Compensation for the Executive’s final five (5) consecutive calendar years of employment prior to a Separation from Service.

2.15	Interest Rate

“Interest Rate” shall be an annual rate of 4.0%, or such other rate determined by the Board at its sole discretion, credited each Plan Year as provided by Section 5.1.

2.16	Normal Retirement Age

“Normal Retirement Age” means age sixty-five (65).

2.17	Plan

“Plan” means the Avidia Bank Defined Contribution Plan for Robert Cozzone as set forth in this document, as the same may be amended from time to time.

2.18	Plan Year

“Plan Year” means the calendar year, except that the first Plan Year shall be a short year beginning March 1, 2023, and ending December 31, 2023.

2.19	Separation from Service

“Separation from Service” and “Separated from Service” means the Executive’s termination of employment with the Bank and all affiliated and subsidiary entities that are considered to be part of a controlled group with the Bank pursuant to Code Section 414(b) or (c), except that in applying Code Section 1563 “fifty percent” shall be substituted for “eighty percent.” Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipate that no

PAGE 3 - DEFINED CONTRIBUTION PLAN FOR ROBERT COZZONE

further services will be performed after a certain date or that the level of bona fide services the Executive will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding thirty-six (36) months (or the full period of service to the Bank if the Executive has been providing services to the Bank for less than thirty-six (36) months). Separation from Service shall be determined consistent with and pursuant to Code Section 409A(a)(2)(A)(i).

2.20	Small Benefit

“Small Benefit” means a lump-sum payment pursuant to Section 6.6 of the Plan.

2.21	Specified Employee

“Specified Employee” means a specified employee as defined in Code Section 409A(a)(2)(B)(i).

2.22	Years of Participation

“Years of Participation” means the number of consecutive twelve (12) month periods and fractions thereof during which the Executive has had continuous full time employment with the Bank commencing with the Effective Date of the Plan and ending on the date the Executive has a Separation from Service.

ARTICLE III - PARTICIPATION AND ACCOUNTS

3.1	Participation

The Executive shall commence participation in the Plan as of the Effective Date.

3.2	Bank Contributions to Deferral Account

The Bank is under no obligation to make actual contributions to the Plan; however, in the Bank’s sole and absolute discretion, the Bank may credit amounts to the Executive’s Deferral Account in lieu of actual contributions. Such credits are sometimes hereinafter referred to as “contributions” to the Deferral Account, and the sum of such credits in the Deferral Account from time to time as the ”balance” in the Deferral Account. The amounts credited to the Deferral Account may be determined in any way by the Bank, although it is intended that such credits be of an amount necessary to provide the Executive, subject to the terms of the Plan, with a benefit equal to 70% of the Executive’s Final Average Compensation, offset by (1) the Executive’s 401(k) account balance attributable to the Bank’s matching contributions made under the Bank’s 401(k) Plan as of the Executive’s Separation from Service and (2) the Executive’s Social Security benefit at Normal Retirement Age derived from the Bank’s contributions to the Executive’s Social Security benefit. The Bank may, in its sole discretion, credit additional amounts to the Executive’s Deferral Account at any time and for any reason. Any contribution made will be allocated to the Executive’s Deferral Account as of January 1 of the Plan Year for which made or as of such other dates as are determined by the Bank. The first contribution shall be made as of the Effective Date.

PAGE 4 - DEFINED CONTRIBUTION PLAN FOR ROBERT COZZONE

ARTICLE IV - VESTING AND FORFEITURE

4.1	Vesting

(a) The Executive shall vest in his Deferral Account according to the following schedule:

Years of Participation	Vested Percentage
1	0%
2	0
3	0
4	0
5	0
6	20
7	40
8	60
9	80
10	100

(b) Notwithstanding the foregoing, the Executive shall become one hundred percent (100%) vested in his Deferral Account upon the occurrence of any of the following events:

(i) The Executive’s Disability; or

(ii) The Executive’s Death.

4.2	Forfeiture of Bank Contributions

Notwithstanding Section 4.1 or anything in the Plan to the contrary, the payment of benefits from the Deferral Account may, at the discretion of the Board, be prohibited or discontinued, and such benefits may be forfeited, if the Executive is involuntarily Separated from Service for Cause or if, subsequent to the Executive’s Separation from Service, the Board determines it could have involuntarily Separated from Service the Executive for Cause at any time during the Executive’s employment with the Bank.

PAGE 5 - DEFINED CONTRIBUTION PLAN FOR ROBERT COZZONE

ARTICLE V - EARNINGS

5.1	Earnings on Deferral Account

Each December 31, the Executive’s Deferral Account shall be credited with an amount equal to the product of (a) the sum of (i) the balance in the Deferral Account as of the previous December 31 and (ii) the amount credited to the Executive’s Deferral Account under Section 3.2 as of the January 1 next following the previous December 31, multiplied by (b) the Interest Rate for that Plan Year. If an amount was credited by the Bank on a date other than January 1 for a Plan Year, the Interest Rate credited to this portion of the Executive’s Deferral Account shall be prorated for the number of days it actually was included in the Deferral Account for that Plan Year.

5.2	Statement of Deferral Account

From time to time, but not less frequently than annually, the Bank shall provide to the Executive a benefit statement setting forth the balance of the Deferral Account maintained for the Executive.

ARTICLE VI - DISTRIBUTIONS FROM THE PLAN

6.1	Benefit upon Separation from Service after Attainment of Normal Retirement Age

(a) Form of Payment. Prior to the Effective Date, the Executive shall be required to elect the manner in which the vested amount of the Deferral Account, if any, shall be distributed upon Separation from Service after attaining Normal Retirement Age. The Executive may choose either:

(i) Lump sum; or

(ii) Annual installments for a period of ten (10) years. The first installment shall be paid as provided under Section 6.3 or Section 6.7, as applicable. Each subsequent annual installment shall be redetermined and paid as of January 15th of the year based on the then remaining balance in the Executive’s Deferral Account as of December 31st of the prior year and the remaining number of installments.

(b) Default. In the event the Executive does not timely elect the manner in which the Executive’s Deferral Account is to be distributed, such Account shall be distributed in a lump sum.

6.2	Benefit upon Separation from Service prior to Attainment of Normal Retirement Age

(a) Form of Payment. In the event the Executive Separates from Service for any reason other than death prior to attainment of Normal Retirement Age, an amount equal to 100% of the vested balance in the Executive’s Deferral Account shall be distributed to the Executive in a lump sum.

PAGE 6 - DEFINED CONTRIBUTION PLAN FOR ROBERT COZZONE

6.3	Time of Payment

Upon the Executive’s Separation from Service for any reason other than death or Disability, the Bank shall pay to the Executive the benefit specified in Section 6.1 or Section 6.2, as applicable. In the case of a benefit payable under Section 6.1, a lump sum distribution or the first in a series of installment payments shall be made within ninety (90) days following the later to occur of the Executive’s date of Separation from Service and his attainment of Normal Retirement Age, subject to Sections 6.6 and 6.7 of the Plan. In the case of a benefit payable under Section 6.2, a lump sum distribution shall be made within ninety (90) days following the Executive’s attainment of Normal Retirement Age.

6.4	Benefit upon Death

(a) Prior to Commencement of Benefits. If the Executive dies prior to the commencement of benefit payments under the Plan, the Bank shall pay to the Beneficiary an amount equal to the balance in the Executive’s Deferral Account in a lump sum within ninety (90) days of the Executive’s date of death.

(b) After the Commencement of Benefits. If the Executive dies following the commencement of benefit payments, the Bank shall pay to the Beneficiary any remaining installment payments that would have been paid to the Executive had the Executive survived. Such payments shall be made at the same time and in the same form as the Executive would have received such payments had he survived.

(c) After the Completion of Distributions. If the Executive dies after an amount equal to the balance in the Executive’s Deferral Account has been completely distributed, no death benefit shall be payable to the Beneficiary.

6.5	Benefit upon a Disability

Form and Timing of Payment. If the Executive is found to be Disabled, the Executive shall be paid in the same manner as set forth in Section 6.2.

6.6	Small Benefit

Notwithstanding anything herein to the contrary, but subject to Section 6.7 of the Plan, if, on the date payment is to commence, the Executive’s vested Deferral Account balance (plus the Executive’s vested interest in any other plan or plans required to be aggregated with the Plan under Section 409A) is less than the then current IRS limit on elective deferrals to a 401(k) plan under Code Section 402(g)(1)(B), an amount equal to the balance in the Executive’s Deferral Account balance shall be paid to the Executive in a single lump sum within ninety (90) days of the Executive’s date of Separation from Service.

PAGE 7 - DEFINED CONTRIBUTION PLAN FOR ROBERT COZZONE

6.7	Delayed Payments

Notwithstanding anything herein to the contrary, if the Executive is a Specified Employee as of the date of his Separation from Service (other than due to death), payment of an amount equal to the balance in the Executive’s Deferral Account shall not be made or commence before the date that is six (6) months after the date of the Executive’s Separation from Service (or, if earlier, the date of the Executive’s death). If any amount in the balance in the Executive’s Deferral Account is scheduled to be paid in annual installments, the first payment following the six (6) month delay will include the delayed installments, and subsequent payments will be made on the anniversary of the date such first payment was actually made.

6.8	Withholding and Payroll Taxes

The Bank shall withhold from Plan payments any taxes required to be withheld from such payments under federal, state or local law. In addition, any withholding of taxes required with respect to the vesting of Bank Contributions that is required by federal, state, or local law, including but not limited to FICA and Medicare taxes, shall be withheld from the Executive’s Compensation. The Executive shall bear the ultimate responsibility for payment of all taxes owed under the Plan.

6.9	Payment to Guardian

If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Administrative Committee may direct payment to the guardian, conservator, legal representative or person having the care and custody of such minor, incompetent or incapacitated person. The Administrative Committee may require proof of minority, incompetency, incapacity, conservatorship or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

6.10	Change in Time of Payment

The Executive may change a Distribution Election provided:

(a) Such election is submitted to the Administrative Committee in writing at least twelve (12) months prior to the date any amount is to be distributed from the Plan;

(b) Such election does not take effect until twelve (12) months after it is submitted to the Administrative Committee in writing; and

(c) The payment of benefits from the Executive’s Deferral Account to which a subsequent election applies shall not commence until at least five (5) years from the date such payment would otherwise have been made.

ARTICLE VII - BENEFICIARY DESIGNATION

7.1	Beneficiary Designation

The Executive shall have the right, at any time, to designate one (1) or more persons or entities as Beneficiary (both primary as well as secondary) to whom benefits under the Plan shall be paid in the event of the Executive’s death prior to complete distribution of the Executive’s vested benefit. Each Beneficiary designation shall be in a written form prescribed by Administrative Committee and shall be effective only when filed with Administrative Committee during the Executive’s lifetime.

PAGE 8 - DEFINED CONTRIBUTION PLAN FOR ROBERT COZZONE

7.2	Changing Beneficiary

Any Beneficiary designation may be changed by the Executive without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Administrative Committee. The filing of a new designation shall supersede all designations previously filed. If the Executive’s Compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

7.3	No Beneficiary Designation

If the Executive fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary dies before the Executive or before complete distribution of the Executive’s benefits, the Executive’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

(a) The Executive’s surviving spouse;

(b) The Executive’s children in equal shares, except that if any of the children predecease the Executive with surviving issue, then such issue shall take by right of representation;

(c) The Executive’s estate.

7.4	Effect of Payment

Payment to the Beneficiary shall completely discharge Bank’s obligations to the Executive and Beneficiary under the Plan.

ARTICLE VIII - ADMINISTRATION

8.1	Administration

The Plan shall be administered by the Administrative Committee, which shall be the person or persons appointed by the Board of Directors to administer the Plan, and which shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve, in its sole discretion, any and all questions, including interpretations of the Plan, as may arise in such administration.

8.2	Agents

The Administrative Committee may employ agents and delegate to them such administrative duties as it sees fit, and may consult with counsel who may be counsel to the Bank.

PAGE 9 - DEFINED CONTRIBUTION PLAN FOR ROBERT COZZONE

8.3	Binding Effect of Decisions

The decision or action of the Administrative Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

ARTICLE IX - CLAIMS PROCEDURE

9.1	Claim Procedures

Any person claiming a benefit (“Claimant”) under the Plan shall present the request in writing to the Administrative Committee.

(a) Initial Claim Review. If the claim is wholly or partially denied, the Administrative Committee will, within ninety (90) days (one hundred eighty (180) days in special circumstances) after the receipt of such claim, provide the Claimant with written notice of the denial setting forth in a manner calculated to be understood by the Claimant:

(i) The specific reason or reasons for which the claim was denied;

(ii) Specific reference to pertinent provisions of the Plan, rules, procedures or protocols upon which the Board relied to deny the claim;

(iii) A description of any additional material or information that the Claimant may file to perfect the claim and an explanation of why this material or information is necessary;

(iv) An explanation of the Plan’s claims review procedure and the time limits applicable to such procedure and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review.

If special circumstances require an extension of time for processing the claim, the Claimant will be notified within the initial ninety (90) day review period of the special circumstances requiring the extension and the date by which the Administrative Committee expects to render a decision.

In addition, notwithstanding the foregoing, if the claim relates to a disability determination (“Disability Claim”), the decision shall be rendered within forty-five (45) days after receipt of the claim, which may be extended twice by an additional thirty (30) days per extension for matters beyond the control of the Administrative Committee. The claimant will be notified in writing of any such extension(s) before the end of the applicable decision period, as well as the circumstances requiring the extension, the date by which a decision on the claim is expected to be rendered and such other information required by ERISA.

PAGE 10 - DEFINED CONTRIBUTION PLAN FOR ROBERT COZZONE

(b) Review of Claim. If a claim for benefits is denied, in whole or in part, the Claimant may request to have the claim reviewed. The Claimant will have sixty (60) days (one hundred and eighty (180) days in the case of a Disability Claim) after receiving notice of the adverse benefit determination in which to request a review. The request must be in writing and delivered to the Administrative Committee. If no such review is requested, the initial decision of the Administrative Committee will be considered final and binding.

The Administrative Committee’s decision on review shall be sent to the Claimant in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the Administrative Committee relied to deny the appeal. The Administrative Committee shall consider all information submitted by the Claimant, regardless of whether the information was part of the original claim. The decision shall also include a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA if the claim is denied on review.

The Administrative Committee’s decision on review shall be made not later than sixty (60) days (forty-five (45) days in the case of a Disability Claim) after its receipt of the request for review, unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred and twenty (120) days after receipt of the Claimant’s request for review ninety (90) days in the case of a Disability Claim). If the Administrative Committee generates any new evidence during the process of reviewing a Disability Claim, the Claimant shall be provided with such new evidence in sufficient time to respond to the new evidence within the review period. If special circumstances require an extension of time for processing, the Claimant will be notified within the initial sixty (60) day period of the special circumstances requiring the extension and the date by which the Administrative Committee expects to render a decision.

The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to the provisions of the Plan on which the decision is based and other information required by ERISA, as well as an explanation of the Claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review (or legal action in the case of a Disability claim).

(c) Exhaustion of Plan’s Claims and Review Procedures Required; Limitations on Legal Actions. The Plan’s claims and appeal procedures described above must be exhausted with respect to any claim of any kind relating to the Plan. If any legal action is permitted to be filed with respect to a Disability Claim under the Plan, such action must be brought by the Claimant no later than one (1) year after the Administrative Committee’s denial of the claim on review, regardless of any state or federal statutes establishing provisions relating to limitations on actions.

PAGE 11 - DEFINED CONTRIBUTION PLAN FOR ROBERT COZZONE

ARTICLE X - AMENDMENT AND TERMINATION OF PLAN

The Board may, in its sole discretion and at any time, amend or terminate the Plan by a written instrument subject to the following:

(a) No amendment or termination shall adversely affect the accrued and vested benefit of the Executive; and

(b) Any amendment to, or termination of, the Plan, including any change in the timing or form of payment of benefits, including the total liquidation of the Plan, shall comply with Code Section 409A.

ARTICLE XI - MISCELLANEOUS

11.1	Unfunded Plan

The Plan is an unfunded plan maintained primarily to provide deferred compensation for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. The Board may terminate the Plan and make no further benefit payments if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt.

11.2	Unsecured General Creditor

The Executive and his Beneficiaries, heirs, successors, and assigns shall have no secured legal or equitable rights, interest or claims in any property or assets of the Bank, nor shall they be beneficiaries of, or have any rights, claims or interests in, any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Bank. Such policies, annuity contracts or other assets of the Bank(s) shall not be held in any trust for the benefit of the Executive, his Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of any Bank under the Plan. Any and all of the Bank’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of the Bank. The Bank’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

11.3	Trust Fund

In its discretion, the Bank may establish one (1) or more trusts, with such trustees as the Bank may approve, for the purpose of providing for the payment of benefits owed under the Plan. Although such a trust shall be irrevocable, its assets shall be held for payment to the Bank’s general creditors in the event of insolvency or bankruptcy. To the extent any benefits provided under the Plan with respect to the Executive are paid from any such trust, that Bank shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation solely of the Bank.

11.4	Nonassignability

Subject to the requirements of Code Section 414(p)(1)(B), the Executive shall not have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive, prior to actual payment, nor shall they be transferable by operation of law in the event of the Executive’s bankruptcy or insolvency.

PAGE 12 - DEFINED CONTRIBUTION PLAN FOR ROBERT COZZONE

Notwithstanding the above paragraph, the Bank may accelerate the time for paying benefits to someone other than the Executive to the extent necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

11.5	Not a Contract of Employment

The Plan shall not constitute a contract of employment between the Bank and the Executive. Nothing in the Plan shall give the Executive the right to be retained in the service of the Bank or to interfere with the right of the Bank to discipline or discharge the Executive at any time.

11.6	The Executive’s Cooperation

The Executive shall cooperate with the Bank by furnishing any and all information requested by the Bank in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Bank may deem necessary and taking such other action as may be requested by the Bank.

11.7	Governing Law

The provisions of the Plan shall be construed and interpreted according to the laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of law, except as preempted by federal law.

11.8	Validity

If any provision of the Plan is held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

11.9	Gender

As used in the Plan, the masculine gender shall include the feminine and the singular shall include the plural, except where the context expressly dictates otherwise.

11.10	Successors

The Plan shall bind the Executive, the Bank and their heirs, successors, personal representatives and assigns. The Bank expressly agrees that it shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person unless such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Agreement.

PAGE 13 - DEFINED CONTRIBUTION PLAN FOR ROBERT COZZONE

11.11	Notices

All notices shall be in writing, and shall be sufficiently given if delivered to the Bank at its principal place of business, or to the Executive at his last known address as shown in the Bank’s records, in person, by Federal Express or similar receipted delivery, or, if mailed, postage prepaid, by certified mail, return receipt requested. The date of such mailing shall be deemed the date of notice, demand or consent.

11.12	Compliance with Code Section 409A

All provisions in the Plan shall be interpreted, to the extent possible, to be compliant with Code Section 409A. However, in the event any provision of the Plan is determined to not be in compliance with Code Section 409A and any regulations or other guidance promulgated thereunder, such provision shall be null and void to the extent of such noncompliance.

11.13	Entire Agreement

The Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein. There are no agreements, understandings, restrictions, representations or warranties between the Executive and the Bank pertaining to the subject matter hereof, other than those as set forth or provided for herein.

AVIDIA BANK
/s/ Eleanor Grasso	By:	/s/ Thomas Doane
Witness	Title:	EVP, Human Resources
	Dated:	June 8, 2023

/s/ Danielle Avery	EXECUTIVE:	Robert Cozzone
Witness	By:	/s/ Robert D. Cozzone
	Dated:	June 8, 2023

PAGE 14 - DEFINED CONTRIBUTION PLAN FOR ROBERT COZZONE